Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of Global Diversified Marketing Group Inc., a Delaware corporation (the “Company”), which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended and our bylaws, and by the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share of preferred stock, of which 1,000,000 shares have been designated as Class A Super Voting Preferred Stock.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. The Company may issue additional shares of Common Stock which could dilute its current shareholder’s share value.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Other Matters. Holders of shares of Common Stock have no preemptive rights and no conversion or redemption rights.

Listing

Our Common Stock is quoted on the OTC pink under the symbol “GDMK”.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

Anti-Takeover Provisions

Certain provisions of the DGCL our certificate of incorporation, as amended, and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Special Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called by two-thirds or more of the members of our board of directors, the president, or any executive vice president and shall be called upon the written request of the holders of two-thirds or more of each class or series of the capital stock of the Company entitled to vote at such meeting on the matters(s) that are the subject of the proposed meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.